As filed with the Securities and Exchange Commission on January 30, 2004

Registration Number 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIPER JAFFRAY COMPANIES

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	30-0168701 (I.R.S. Employer Identification Number)

800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of principal executive offices)

PIPER JAFFRAY COMPANIES
RETIREMENT PLAN
(Full title of the plan)

James L. Chosy
General Counsel and Secretary
Piper Jaffray Companies
800 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 303-6000
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of		Proposed	Proposed
Securities	Amount	maximum	maximum
to be	to be	offering price	aggregate	Amount of
registered	registered(1)	per share (2)	offering price (2)	Registration fee

Common Stock, par value $.01, including Preferred Share Purchase Rights (3)	2,000,000 shares	$45.83	$91,650,000	$11,612.06

Plan Participation Interests (4)	N/A (4)	N/A(4)	N/A(4)	N/A(4)

(1)	The trustee under the Plan will purchase these shares on the open market unless the Company makes the determination to deliver newly issued shares to the trustee. The Company presently has no intention to make such a determination.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 29, 2004.

(3)	Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

Part II - Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Piper Jaffray Companies (the “Company”) are incorporated in this Registration Statement by reference:

(1)	The Company’s Registration Statement on Form 10 (File No. 001-31720), as amended (declared effective on December 19, 2003), filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 19, 2003;

(3)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 (File No. 001-31720), as amended (declared effective on December 19, 2003), filed under the Exchange Act; and

(4)	The description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 10 (File No. 001-31720), as amended (declared effective on December 19, 2003), filed under the Exchange Act.

     All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if and to the extent it is modified or superseded by a statement in this Registration Statement or in a document which is also incorporated by reference in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     As permitted by Delaware law, the Company has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Company’s certificate of incorporation and bylaws provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     The separation and distribution agreement between the Company and U.S. Bancorp provides for indemnification by the Company of U.S. Bancorp and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act and the Exchange Act, related to filings in connection with the distribution by U.S. Bancorp to its stockholders of all of the shares of the Company’s common stock.

     The Company intends to procure directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     Reference is made to the Exhibit Index.

     The Company hereby undertakes that it will submit or has submitted the Plan and all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings

(a) The Company hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 30, 2004.

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff

Andrew S. Duff
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 30, 2004.

Name and Signature	Title

/s/ Andrew S. Duff Andrew S. Duff	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Sandra G. Sponem Sandra G. Sponem	Chief Financial Officer (Principal Financial and Accounting Officer)

Addison L. Piper	Director*

Michael R. Francis	Director*

B. Kristine Johnson	Director*

Samuel L. Kaplan	Director*

Frank L. Sims	Director*

Richard A. Zona	Director*

*James L. Chosy, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors and/or officers of the Registrant pursuant to power of attorney duly executed by such persons.

By:	/s/ James L. Chosy

James L. Chosy
Attorney-in-Fact

     Pursuant to the requirements of the Securities Act, the Administrator has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 30th day of January, 2004.

PIPER JAFFRAY COMPANIES
RETIREMENT PLAN

By:	Piper Jaffray Companies
Retirement Plan Administrator

By:	/s/ Pamela L. Clayton

Pamela L. Clayton, Authorized Signatory

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-111665), filed December 31, 2003)

4.2	Amended and Restated Bylaws of the Company, as amended through December 31, 2003 (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (File No. 001-31720), filed October 23, 2003)

4.3	Preferred Share Purchase Rights Agreement dated as of December 31, 2003 (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form 10 (File No. 001-31720), filed October 23, 2003) between the Company and Mellon Investor Services LLC, as Rights Agent

4.4*	Piper Jaffray Companies Retirement Plan

5.1*	Opinion of Faegre & Benson LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Faegre & Benson LLP (included as part of Exhibit 5.1)

24.1*	Powers of Attorney

*	Filed herewith